Exhibit 23

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we consent to the incorporation by reference of our report dated June 25, 2007 relating to the financial statements and supplemental schedule of the NSTAR Savings Plan for the years ended December 31, 2006 and 2005 and for the year ended December 31, 2006 included in this Form 11-K into the Company's previously filed Registration Statement Forms S-8 (File Nos. 333-142595, 333-85559 and 333-87272).

VITALE, CATURANO & COMPANY, LTD.

Boston, Massachusetts

June 25, 2007